Exhibit 99.2
For Information
     Brent A. Collins
       303-861-8140
FOR IMMEDIATE RELEASE

SM ENERGY PROVIDES QUARTERLY OPERATIONS UPDATE

•	Company announces solid performance in Eagle Ford and Bakken/Three Forks programs and successful results from Granite Wash and Niobrara plays;

•	SM Energy increases capital investment budget to $871 million from $725 million based primarily on success in Eagle Ford shale, Bakken/Three Forks, and horizontal Granite Wash programs

•	Production guidance range for 2010 increased roughly 5% to 104 - 108 BCFE, up from 98 – 104 BCFE

 DENVER, August 2, 2010 – SM Energy Company (NYSE: SM), formerly named St. Mary Land & Exploration Company, today announces an update of its operational activities and its production outlook and performance guidance for the remainder of 2010.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, commented, "The operational update we are providing today underscores the significant improvements we have made in our prospect inventory over the last several years.  We are seeing positive results in both development and exploratory programs.  As a result we are raising our capital investment budget in order to increase activity in programs that are working well and leverage our exposure to oil and rich gas opportunities.  We have the credit facility capacity to fund this increase while maintaining a strong balance sheet.  Our higher levels of activity in these successful plays not only increases forecast production for 2010, but also establishes a path for growth in 2011 and beyond.”

EAGLE FORD SHALE

SM Energy has had 2 operated rigs running on its acreage for all of 2010.  The Company now has 25 operated wells completed and turned to sales, 18 of which were completed in 2010.  Current gross production from the operated Eagle Ford program is approximately 41 MMCF/d of rich gas and 1,375 BPD of condensate, which is an increase from 23 MMCF/d and 420 BPD at the end of the first quarter of 2010.  The Company is currently limited in its rich gas production due to temporary infrastructure limitations, and expectations are that take away capacity will ramp to between 70 MMCFE/d and 80 MMCFE/d early in the fourth quarter of 2010.  As previously disclosed, SM Energy recently committed to a large tranche of firm offtake capacity that will become available in mid-2011.  The Company continues to work with potential downstream and midstream partners to address both near and longer term infrastructure needs for the operated program.

As a result of improved drilling efficiencies that have been realized throughout the year, 40 wells are now expected to be drilled in 2010 versus the 34 that were initially planned for the year.  The Company continues to test ways to optimize the development of the play, including different completion designs, simultaneous fracturing (“simul-fracing”) of offset wells, and restricting initial production rates.  The Company has recently completed its first simul-frac pilot with two wells and commenced drilling of its first well in La Salle County, Texas.  To date, SM Energy has restricted rates on 11 producing wells.  Early results do not indicate that restricted flowback rates will change the estimated ultimate recovery (“EUR”) of these wells significantly.  The Company will continue to monitor the performance of these wells and will not restrict the rate on future completed wells, pending the availability of takeaway capacity.

The operating partner on the non-operated portion of SM Energy’s acreage position is currently operating six drilling rigs in the program, as opposed to the two rigs that were in the initial budget.  Year to date, the Company has participated in the drilling of 43 wells as well as the infrastructure build-out in the non-operated program.

WILLISTON BASIN (BAKKEN & THREE FORKS)

SM Energy had two operated rigs running in the Williston Basin during the second quarter of 2010.  The focus of this operated program has been on Bakken and Three Forks wells.  Following are some recent well results from this program:

•
Johnson 16-34H (SM 58% WI) – this is the first operated well in the Company’s Raven prospect area, which is located in central McKenzie County, North Dakota, west of the Nesson Anticline.  This Bakken well was drilled with a 9,500 ft lateral and was completed using a 10-stage completion.  The completed well cost was approximately $5.6 million.  The 7- and 30-day average production rates were roughly 680 BOE/d and 700 BOE/d, respectively.

•
Radenic 14-20H (SM 85% WI) – this well is the most recent completion in the Company’s Gooseneck prospect area in Divide County, North Dakota and targeted the Three Forks interval.  The well was the fastest 18,000 ft well drilled to date in the Gooseneck program with a spud to rig release time of 20 days.  The 7- and 30-day average production rates were approximately 670 BOE/d and 420 BOE/d.

SM Energy plans to continue operating two drilling rigs in the play for the remainder of the year and is increasing the number of gross wells it will drill from 17 to 19.  Funding is also being increased for continued participation in partner operated wells.

HORIZONTAL GRANITE WASH

The Company recently completed its first two operated horizontal Granite Wash wells in the Mayfield area of western Oklahoma.  The results of the first two wells were as follows:

•
Wester 2-34H (SM 73% WI) – the first horizontal well drilled in the Mayfield area targeted the Skinner formation and was completed in late April of 2010.  Although the well is productive, the completion appears to have fractured into a water bearing formation.  As a result, the 7- and 30-day average production rates were lower than expected at roughly 5.8 MMCFE/d (5.8 MMcf/d and 11 BOC/d) and 4.8 MCFE/d (4.7 MMcf/d and 8 BOC/d).  The well continues to produce at a relatively flat decline with significant amounts of water production.

•
McEntire 2-27H (SM 68% WI) – the second horizontal well drilled in the Mayfield area was completed in June of 2010.  This well targeted the Marmaton B formation and was successfully completed with a 4,400 ft horizontal lateral.  The 7- and 30-day average production rates were roughly 14.0 MMCFE/d (11.0 MMcf/d and 500 BOC/d) and 12.9 MMCFE/d (10.0 MMcf/d and 480 BOC/d).  The BTU content of the gas production is approximately 1300 BTU/Scf.  The Company does not break out NGL’s that could be extracted from the gas as a separate volume stream because the rich gas is sold at the wellhead.

SM Energy has drilled its third well in the Mayfield area, which targeted the Marmaton B formation and will complete that well in August.  The Company will be picking up an additional operated rig in the play in the third quarter of this year and is increasing its planned gross well count in 2010 to 7 wells from 4 wells.  The Company has 34,000 net acres in the play, all of which are held by production.

NIOBRARA

SM Energy completed its first horizontal well targeting the Niobrara in mid-May 2010.  The Atlas 1-19H (SM 94% WI), which is located just south of the Silo Field in Laramie County, Wyoming, was drilled to a vertical depth of roughly 8,000 ft and a total measured depth of approximately 12,000 ft.  The 7-day initial production average for the well was 1,075 BOE/d, and as of July 27, 2010, the well was making roughly 500 BOPD. SM Energy is currently working to secure a drilling rig to drill a second test well in this program later this year. The Company has approximately 25,000 net acres leased in this portion of the Niobrara play, which is located in the northern part of the Denver-Julesburg Basin.

2010 CAPITAL INVESTMENT BUDGET UPDATE

The capital expenditure budget for 2010 is being increased to $871 million, up from $725 million.  The primary reason for the increase is success in a number of the Company’s emerging resource plays.  Additionally, the new capital budget reflects the increased cost environment to drill and complete wells which industry is currently experiencing.  A large portion of this increase has been pre-funded with higher than budgeted divestiture proceeds from sales earlier this year.   A summary of the program is provided below:

	May 3, 2010 Capital Update	Change	August 2, 2010 Capital Update
Exploration & drilling capital		(in $ millions)
Operated Eagle Ford shale	$169	$30	$199
Non-operated Eagle Ford shale	115	44	159
Bakken/Three Forks	80	37	117
Horizontal Granite Wash	17	24	41
Wolfberry	48		48
Other drilling	110	9	119
Subtotal	539		683

Non-drilling capital
Land & seismic	86	(14)	72
Facilities	63	16	79
Overhead	37		37
Subtotal	186		188

Grand Total	$725		$871

INCREASED PRODUCTION FORECAST & UPDATED PERFORMANCE GUIDANCE

The Company’s updated guidance for the remainder of 2010 is as follows:

Production
	1Q10A	2Q10A	3Q10E	4Q10E	FY 2010E
Average daily production (MMCFE/d)	286	276	277 – 299	294 – 321	284 – 296
Total production (BCFE)	25.7	25.2	25.5 – 27.5	27.0 – 29.5	104.0 – 108.0

Quarterly production in the back half of 2010 is being raised to reflect the additional capital investment being made in the second half of 2010, resulting in a 5% increase in anticipated full year production compared to prior guidance.

Reported production for the first quarter of 2010 includes slightly over 1 BCFE of production related to non-core properties that were divested during the quarter.

Costs
	3Q10	4Q10	FY 2010
LOE ($/MCFE)	$1.20 - $1.25	$1.20 - $1.25	$1.18 - $1.23
Transportation ($/MCFE)	$0.21 - $0.23	$0.23 - $0.25	$0.20 - $0.22
Production Taxes (% of pre-hedge O&G revenue)	7%	7%	7%

G&A - cash NPP ($/MCFE)	$0.19 - $0.21	$0.18 - $0.20	$0.21 - $0.23
G&A - other cash ($/MCFE)	$0.65 - $0.67	$0.58 - $0.60	$0.59 - $0.61
G&A - non-cash ($/MCFE)	$0.20 - $0.22	$0.18 - $0.20	$0.18 - $0.20
G&A TOTAL ($/MCFE)	$1.04 - $1.10	$0.94 - $1.00	$0.98 - $1.04

DD&A ($/MCFE)	$2.90 - $3.10	$2.90 - $3.10	$2.90 - $3.10
Non-cash interest expense ($MM)	$3.4	$3.4	$13.5
Effective income tax rate range			37.4% - 37.9%
% of income tax that is current			<10%

G&A – other cash for the third quarter of 2010 includes the recognition of a one-time, non-recurring charge associated  with the pending retirement of the Company’s general counsel which was disclosed on a Form 8-K on July 22, 2010.

A summary of the Company’s current hedge position is included in the appendix in the investor relations presentation that will supplement the Company’s earnings call scheduled for August 3, 2010. The presentation can be found in the Investor Relations section of the Company’s website at sm-energy.com.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “budget,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.